        Exhibit 99.1
Media: Peter Lucht - 781.655.2289
Investors: Kristin Silberberg - 203.900.6854
Citizens Financial Group Announces Appointment of Claude E. Wade to Board of Directors; Wendy Watson to Retire

PROVIDENCE, R.I.-- Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Claude E. Wade to the company’s Board of Directors, effective March 1, 2025. Wade’s appointment will temporarily expand the Citizens Board to 14 directors. He will serve on the Board’s Risk Committee.
Wade, who has over 30 years of operational, strategy and innovation roles, primarily with Fortune 100 companies, serves as executive vice president, Chief Digital Officer and Global Head of Business Operations and Global Head of Claims at AIG, overseeing its business operations, claims, data, innovation and digital teams. Prior to joining AIG in 2021, he served as BlackRock’s Global Head of Client Experience and Head of the Atlanta Innovation Hub where he was responsible for reshaping the global distribution ecosystem and improving the digital experience for BlackRock clients, revenue retention and efficiency improvements.
“We are pleased to welcome Claude to our board of directors,” said Chairman and Chief Executive Officer Bruce Van Saun. “He has a proven track record of embracing new technologies and delivering innovative solutions to customers. He brings broad expertise and valuable insights to the Board given his 30-plus year career in financial services with major financial institutions.”
Citizens also announced that Wendy Watson will retire from the Board after her current term expires at the annual meeting of shareholders in April 2025. Watson, who has served on the Board since 2010, currently serves as chair of the Audit Committee and is a member of the Risk Committee and the Compensation and Human Resources Committee. She has reached the mandatory retirement age under the company’s Corporate Governance Guidelines.
Added Van Saun: “I would like to express my deep appreciation to Wendy for her strong leadership of the Audit Committee and invaluable contributions since joining our board in 2010 -- a highly successful and transformative period for Citizens.”
Prior to BlackRock, Wade spent approximately eight years with Marsh LLC and Guy Carpenter & Company, both operating subsidiaries of Marsh McLennan, in multiple leadership roles. Wade is a Lean Six Sigma Black Belt & Certified Agile Scrum Master. He received his MBA from New York University, Stern School of Business and a B.A. in finance from Pace University.
About Citizens Financial Group, Inc.
Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $219.9 billion in assets as of June 30, 2024. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,300 ATMs and approximately 1,000 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on X (formerly Twitter), LinkedIn or Facebook.